CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 30 to Registration Statement No. 2-70423 of Morgan Stanley Dividend Growth
Securities Inc. (the "Fund"), on Form N-1A of our report dated April 15, 2005, appearing in the February 28, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional
Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian
and Independent Registered Public Accounting Firm" and "Financial Statements" in
the Statement of Additional Information.

/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
New York, New York
June 27, 2005